EXHIBIT 10.4

Original

Shanghai Land Confiscation & Relocation Compensation Agreement

Hujiadizi(2005) No.33

Party A: Shanghai Jiading District Housing and Land Administration Bureau

Party B: Shanghai DeAn Hospital

In accordance with “Shanghai Assignment Agreement for Use Right of State-owned Land”[Hujiafangdi(2005) No.59 ] (hereinafter referred to as the “Assignment Agreement”) entered into by and between Shanghai Jiading District Housing and Land Administration Bureau and Shanghai DeAn Hospital,, both parties, through consultation, hereby agree the following terms with binding:

Article 1

Party A shall provide a plot, area of 90711 square meters, located in Xinjing Villege, Jiading District of Shanghai, on the same conditions in accordance with the scope and area agreed in the Assignment Agreement [Hujiafangdi (2005) No.59] (Attached drawing as reference).

Article 2

The assignment fee of land, in accordance with the relative regulation of assignment of use right of State-owned Land in Shanghai, shall be ascertained according to the assignment fee for land without tract development which is approved and determined by Shanghai Housing and Land Administration Bureau.

Part of total amount of assignment fee hereinto shall be paid to Shanghai Housing and Land Administration Bureau as the assignment fee set forth in the Assignment Agreement, and the remaining part shall be paid to Jiading District Housing and Land Administration Bureau for paying fees to be incurred in the confiscation of the land, including planning fee for Land, compensation fee for young crops, compensation fee for farm facilities and compensation fee for labor resettlement.

Article 3

Party A shall be responsible for the work of confiscating the land in a price of USD1, 904,931 (Capitalize: one million nine hundred and four thousand nine hundred and thirty one USD) with which to pay various fees relating to land and compensation fee for labor resettlement and etc.

Article 4

Party B shall pay 50% of the total price as USD 952,465 (Capitalize: ninety hundred and fifty-two thousand four hundred and sixty-five USD) to Party A within thirty (30) days after execution of this Agreement (before 15 June 2005).

Article 5

Party B shall pay the remaining part as of USD 952,466 (Capitalize: ninety hundred and fifty-two thousand four hundred and sixty six USD) after deduction of the prepayment, to Party A within sixty (60) days after execution of this Agreement (before 15 July 2005). Party A shall deliver the plot to Party A within thirty (30) days after accomplishing confiscation of the plot upon receipt of all payment from Party B.

Article 6

Party A shall agree Party B to pay the assignment fees in RMB. The rate of exchange between RMB and USD shall be converted by the middle price based on the exchange rate of RMB published by State Administration of Foreign Exchange at the end of the prior month (1 USD / RMB).

Article 7

If Party B fails to pay the assignment fee for land use right on schedule, Party A shall be entitled to claim damages for breach, and Party B shall not be entitled to request refund of assignment fee paid.

If Party B wishes to defer the payment of assignment fee, Party B shall submit a written application for the deferral to Party A before the due date stipulated in this Agreement. Party B shall pay delay fee as of 0.3% of the assignment fee per day for the deferral upon the consent of Party A.

Article 8

Both Parties agree that all works to fulfill paying the fees as set forth in this Agreement for confiscation of land, compensation for young crops, compensation for farm facilities and compensation for labor resettlement, shall be supervised by Shanghai Housing and Land Administration Bureau.

Article 9

Any dispute arising from the execution of the Agreement shall be settled through consultation by both parties. In case the settlement is failed, each party may bring a suit to the Court where the Agreement is entered into.

Article 10

The Agreement has one original and two duplicate originals. Each party holds one original. One original shall be submitted to Real Estate Registration Authorities for initial registration of Land use right.

Article 11

This Agreement shall be effective as of the date of execution of this Agreement.

Article 12

This Agreement is made in Chinese.

Article 13

This Agreement is officially signed at Jiading District, Shanghai, PRC on 16 May 2005.

Party A: Shanghai Jia Ding District Housing and Land Administration Bureau (Seal)

Legal Representative or Authorized Representative: Qin Yuanlin

Corresponding Address: No. 64 Jinsha Road in Jia Ding District in Shanghai

Corresponding Telephone: 59528743

Party B: Shanghai De An Hospital (Seal)

Legal Representative or Authorized Representative: Zhao Deming

Corresponding Address: the western of Moyu Northern Road, Anting Town, Shanghai

Corresponding Telphone: 59562394